                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement    [ ]  Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                 PHILADELPHIA CONSOLIDATED HOLDING CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

     (3)  Filing party:

        ------------------------------------------------------------------------

     (4)  Date filed:

        ------------------------------------------------------------------------

                    PHILADELPHIA CONSOLIDATED HOLDING CORP.
                           ONE BALA PLAZA, SUITE 100
                        BALA CYNWYD, PENNSYLVANIA 19004

         [PHILADELPHIA CONSOLIDATED HOLDING CORP. LIBERTY BELL GRAPHIC]

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             ---------------------

To The Holders of Common Stock:

     The Annual Meeting of Shareholders of Philadelphia Consolidated Holding Corp. (the "Company") will be held on May 1, 2003 at 10:00 A.M. at the Marriott West Hotel, 111 Crawford Avenue, Conshohocken, Pennsylvania for the following purposes:

          (1) To elect eleven Directors;

          (2) To vote on the approval of the appointment of independent auditors for the year 2003; and

          (3) To consider such other business as may properly come before the meeting.

Shareholders of record at the close of business on April 3, 2003 are entitled to notice of, and to vote at, the meeting.

                                            By Order of the Board of Directors

                                            CRAIG P. KELLER
                                            Secretary

April 7, 2003

                    PHILADELPHIA CONSOLIDATED HOLDING CORP.
                           ONE BALA PLAZA, SUITE 100
                        BALA CYNWYD, PENNSYLVANIA 19004

                             ---------------------
                                PROXY STATEMENT
                             ---------------------

     The accompanying proxy is solicited by the Board of Directors of Philadelphia Consolidated Holding Corp. (the "Company"), for use at the Annual Meeting of Shareholders to be held at the Marriott West Hotel, 111 Crawford Avenue, Conshohocken, Pennsylvania on May 1, 2003 at 10:00 A.M. This Proxy Statement, the foregoing Notice and the enclosed Proxy are being sent to shareholders of the Company on or about April 7, 2003.

     Any Proxy may be revoked at any time before it is voted by written notice mailed or delivered to the Secretary of the Company, by delivering a Proxy bearing a later date or by attending the meeting and voting in person. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted in accordance with the Board of Directors' recommendations on each proposal.

     The Board of Directors knows of no other matters which are likely to be brought before the meeting other than those specified in the notice thereof. If any other matters properly come before the meeting however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the meeting, will be authorized to vote or otherwise act thereon in accordance with their judgement on such matters. If the enclosed proxy is properly executed and returned prior to voting at the meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, executed proxies will be voted "FOR" the eleven nominees for the Board of Directors and "FOR" the approval of the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent auditors for the year 2003.

     Shareholders of record at the close of business on April 3, 2003 are entitled to vote at the meeting. On March 31, 2003, the Company had outstanding 21,858,040 shares of common stock, no par value. Each outstanding share of common stock is entitled to one vote and there is no cumulative voting. As to each proposal, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on the particular matter shall constitute a quorum for the purpose of considering that matter. Abstentions and broker non-votes will be counted only for the purpose of determining whether a quorum is present.

     Directors will be elected by a plurality of the votes cast. As to proposal number two, a majority of the votes which all shareholders present are entitled to cast shall constitute approval by the shareholders.

     The Company has retained American Stock Transfer & Trust Company to solicit proxies by mail, courier, telephone, or facsimile and to request brokerage houses to forward soliciting material to beneficial owners. For these services the Company will pay a fee of approximately $12,000.

1.  ELECTION OF DIRECTORS

     The Board of Directors has nominated for election the eleven persons named below, to hold office until the next Annual Meeting and until their successors have been duly elected and qualified. The Company believes that each nominee named below will be able to serve. However, should any such nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

                             NOMINEES FOR DIRECTOR

     The names and ages of the nominees, their principal occupations, length of service as Directors of the Company, and certain other biographical information are set forth below:

     JAMES J. MAGUIRE, age 69, currently serves as Chairman of the Board of Directors. He previously served as Chief Executive Officer until October 1, 2002 and has served as Chairman of the Board of Directors of the Company since its formation in 1981 and its subsidiaries since their formation. Mr. Maguire also previously served as President of the Company until October 1999. He has worked in the insurance industry for over 40 years with experience in insurance accounting, underwriting, sales and marketing, claims management and administration.

     JAMES J. MAGUIRE, JR., age 42, joined the Company in 1996 and has served on the Board of Directors since 1997. He currently serves as President and Chief Executive Officer effective October 1, 2002. Prior to his appointment as Chief Executive Officer, Mr. Maguire, Jr. served as Executive Vice President and Chief Operating Officer, and Vice President of Underwriting for the Company. Mr. Maguire, Jr. was previously employed as Assistant Vice President of Underwriting with American International Group, Inc., an insurance and financial services company. Mr. Maguire, Jr. is the son of Mr. James J. Maguire.

     SEAN S. SWEENEY, CPCU, RPLU, age 45, joined the Company in 1979 and has served on the Board of Directors of the Company since 1996. He currently serves as Executive Vice President, Director of Marketing. Prior to his appointment as Executive Vice President, he served as Senior Vice President, Director of Marketing for the Company since 1987. Mr. Sweeney previously was employed by the Company as a Regional Vice President, Regional Sales Manager, and sales representative. His current responsibilities include management of all marketing and sales for the Company. Mr. Sweeney is the nephew of Mr. James J. Maguire.

     MICHAEL J. CASCIO, age 47, joined the Board of Directors in February 2003. Mr. Cascio serves as President and CEO of Overseas Partners US Reinsurance Company. Prior to his appointment as President and CEO in 2001, Mr. Cascio served as Executive Vice President and Chief Underwriting Officer for Overseas Partners Ltd. from 2000 to 2001, Executive Vice President, Chief Underwriting Officer for Greenwich Re from 1998 to 2000, and Senior Vice President, Chief Underwriting Officer for Stockton Re from 1994 to 1998. Mr. Cascio is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries and has over 24 years of experience in the insurance industry, with concentration in the actuarial underwriting and reinsurance areas.

     ELIZABETH H. GEMMILL, age 57, has served on the Board of Directors of the Company since 2000. Ms. Gemmill is currently Chairman of the Board of Philadelphia University and President of the Warwick Foundation. Ms. Gemmill previously served as Vice President and Secretary of the Tasty Baking Company from 1988 to 1999. Ms. Gemmill serves as a director of Universal Display Corporation, a technology research and development company, and served as a director of American Water Works Company, Inc., a provider of water and waste water service until January 10, 2003 when the company was sold to RWE.

     WILLIAM J. HENRICH, JR., age 74, has served on the Board of Directors since 1996. Mr. Henrich is a senior partner with the law firm of Dilworth Paxson LLP.

     PAUL R. HERTEL, JR., age 75, has served on the Board of Directors of the Company since 1987. Mr. Hertel has been an insurance broker with Paul Hertel & Company, Inc. for over 40 years and serves as Chairman of the Executive Committee of that company.

     MARGARET M. MATTIX, age 45, joined the Board of Directors in February 2003. Ms. Mattix currently serves as Senior Vice President of Exxon Mobil's Advanced Elastomer Systems, L.P. Prior to her appointment as Senior Vice President in 2001, Ms. Mattix served as Vice President, Sales and Commercial Services from 1997 to 2001 for Advanced Elastomer Systems, L.P. Ms. Mattix has over 23 years of varied business experience in the areas of marketing, product development, human resources, e-business and strategic partnerships within the specialty-manufacturing sector.

     MAUREEN H. MCCULLOUGH, age 49, joined the Board of Directors in October 2002. Ms. McCullough is an Attorney-of-Counsel with Stradley Ronon Stevens & Young, a Philadelphia law firm and is chairperson of the firm's Health Care Practice Group. During January 2001 to May 2002 Ms. McCullough was a policy consultant to a Pennsylvania Gubernatorial candidate. From December 1999 to December 2000 Ms. McCullough served as Vice President, Public Policy and Advocacy for Catholic Health Association. From September 1998 to December 1999 Ms. McCullough served as Vice President, Advocacy and Community Health for Catholic Health East. From September 1995 to August 1998 Ms. McCullough was a partner with the law firm Obermayer, Rebmann, Maxwell and Hippel.

     MICHAEL J. MORRIS, age 68, has served on the Board of Directors of the Company since 1993. Mr. Morris served as Chairman and Chief Executive Officer of Transport International Pool Corporation, a multinational corporation that principally provides transport services, from 1975 to his retirement in 1992.

     J. EUSTACE WOLFINGTON, age 70, has served on the Board of Directors of the Company since 1986. Mr. Wolfington served as President of the H.A.C. Group of Companies, an international automobile leasing consulting firm, from 1981 until his retirement in 2000.

                   ADDITIONAL INFORMATION REGARDING THE BOARD

     MEETINGS. During 2002, the Board of Directors met four times. Each director attended at least 75% of the total number of meetings of the Board of Directors and any committee on which such director served, except for Mr. Zech, who attended 63% of such meetings.

     BOARD COMMITTEES. The Audit Committee met eight times in 2002. The Audit Committee consists of Messrs. Hertel, Jr. (Chairperson), Henrich, Jr., Wolfington, and Morris. Among other duties, the Audit Committee recommends the selection of the Company's independent auditors; reviews and recommends action by the Board regarding the Company's quarterly and annual reports filed with the United States Securities and Exchange Commission ("SEC"); discusses the Company's audited financial statements with management and the independent auditors; and reviews the scope and results of the independent audit and any internal audit.

     The Compensation Committee met two times in 2002. The Compensation Committee consists of Messrs. Wolfington (Chairperson), Hertel, Jr., and Morris. Among other duties, the Compensation Committee evaluates the performance of the Company's principal officers, recommends to the Board of Directors the selection and compensation of principal officers, and administers the Company's various compensation plans.

     The Investment Committee met four times in 2002 and is responsible for monitoring investment policy and activities of the Company. The Investment Committee consists of Ms. Gemmill (Chairperson), and Messrs. Maguire, Maguire, Jr., Ms. McCullough and Mr. Zech.

     The Nominating Committee met one time in 2002 and consists of Messrs. Henrich, Jr. (Chairperson), Hertel, Jr., and Maguire, Jr., Ms. McCullough, and Messrs. McHugh, and Sweeney. The Nominating Committee is responsible for recommending to the Board of Directors candidates for nomination to the Board. The Nominating Committee will consider recommendation of candidates for nomination to the Board of Directors from shareholders. In order for shareholder recommendations to be considered for the 2004 Annual Meeting such recommendations must be received by the President of the Company at One Bala Plaza, Suite 100, Bala Cynwyd, Pennsylvania 19004 no later than March 11, 2004. Any recommendation must be accompanied by the written consent of the individual recommended to serve as a Director.

     RELATED PARTY TRANSACTIONS. The Company utilized investment advisory services from McHugh Associates Inc. of which a board member, Thomas J. McHugh, is a shareholder and serves as Chairman of the Board and CEO. The fee paid by the Company for these services was $77,000 for 2002.

     Since January 1, 2002, Philadelphia Insurance Company (PIC) and Philadelphia Indemnity Insurance Company (PIIC), subsidiaries of the Company, have made aggregate capital contributions of $11,082 and $101,475 to High Ridge Capital Partners Limited Partnership and High Ridge Capital Partners II L.P., respectively, private equity funds in which PIC and PIIC are limited partners and for which High Ridge

Capital LLC is the Advisor. James L. Zech, a member of the Company's board, is the President of the Advisor, and has an equity interest in both High Ridge Capital Partners Limited Partnership and High Ridge Capital Partners II L.P.

                 MANAGEMENT -- DIRECTORS AND EXECUTIVE OFFICERS

     Directors hold office until the next annual meeting of the shareholders, or until their successors are duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors. The Nominees for Director and Executive Officers of the Company are as follows:

NAME                            AGE                       POSITION
----                            ---                       --------
James J. Maguire............    69     Chairman of the Board of Directors
James J. Maguire, Jr. ......    42     Director, President and Chief Executive Officer
Sean S. Sweeney.............    45     Director, Executive Vice President
Michael J. Cascio...........    47     Director
Elizabeth H. Gemmill........    57     Director
William J. Henrich, Jr. ....    74     Director
Paul R. Hertel, Jr. ........    75     Director
Margaret M. Mattix..........    45     Director
Maureen H. McCullough.......    49     Director
Michael J. Morris...........    68     Director
J. Eustace Wolfington.......    70     Director
P. Daniel Eldridge..........    48     President and Chief Executive Officer, Liberty
                                         American Insurance Group
Craig P. Keller.............    52     Executive Vice President, Secretary, Treasurer,
                                       and Chief Financial Officer
Christopher J. Maguire......    38     Executive Vice President

     See "Nominees for Director" for the biographies of the Directors.

     P. DANIEL ELDRIDGE, age 48, joined the Company in 1983 and currently serves as President and Chief Executive Officer of Liberty American Insurance Group. Prior to his appointment as President and Chief Executive Officer of Liberty American Insurance Group, he served as Senior Vice President since 1999. Mr. Eldridge was previously employed by the Company as a Regional Vice President, Regional Sales Manager and Sales Representative.

     CRAIG P. KELLER, age 52, joined the Company as Vice President and Chief Financial Officer in December 1992 and was appointed Secretary in 1993, Treasurer in 1997, Senior Vice President in 1999 and Executive Vice President in 2003. Mr. Keller was previously employed by Reliance Insurance Group, Inc., a subsidiary of Reliance Group Holdings, where he served in various financial capacities from 1985 through 1992, including Assistant Vice President from June 1991 to December 1992. Mr. Keller, formerly with Coopers & Lybrand, is a Certified Public Accountant.

     CHRISTOPHER J. MAGUIRE, age 38, jointed the Company in 1987. He currently serves as Executive Vice President and Chief Underwriting Officer. Prior to his appointment as Executive Vice President, he served as Senior Vice President, Chief Underwriting Officer from 2000 to 2003 and Vice President-Underwriting from 1997 to 2000. Mr. Maguire was previously employed by the Company as Assistant Vice President and in various Underwriting positions. Mr. Maguire is the son of James J. Maguire and the brother of James J. Maguire, Jr.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's common stock as of March 31, 2003 by: (i) each person known to the Company to own beneficially more than 5% of the outstanding common stock; (ii) each of the Company's directors and persons referred to in the Summary Compensation Table; and (iii) all of the directors and executive officers as a group. As used in this table, "beneficially owned" means the sole or shared power to vote or dispose of, or to direct the voting or disposition of, the shares, or the right to acquire such power within 60 days after March 31, 2003 with respect to any shares.

                                                                 SHARES        PERCENT
                                                              BENEFICIALLY   BENEFICIALLY
NAME(1)                                                         OWNED(2)        OWNED
-------                                                       ------------   ------------
James J. Maguire............................................   3,681,281(3)      16.8%
James J. Maguire, Jr. ......................................     686,115(4)       3.1%
Michael J. Cascio...........................................          --            *
Elizabeth H. Gemmill........................................       1,965            *
William J. Henrich, Jr. ....................................       6,000            *
Paul R. Hertel, Jr. ........................................      18,000(5)         *
Margaret M. Mattix..........................................          66            *
Maureen H. McCullough.......................................         179            *
Thomas J. McHugh............................................       8,000            *
Michael J. Morris...........................................       5,000            *
Sean S. Sweeney.............................................      98,373(6)         *
J. Eustace Wolfington.......................................     350,930          1.6%
James L. Zech...............................................      10,977            *
P. Daniel Eldridge..........................................       2,606            *
Craig P. Keller.............................................       5,758(7)         *
Christopher J. Maguire......................................     159,274(8)         *
FMR Corp....................................................   2,129,765(9)       9.7%
Federated Investors, Inc....................................   1,297,100(10)      5.9%
Capital Research and Management Company.....................   1,205,000(11)      5.5%
SMALLCAP World Fund, Inc....................................   1,185,000(11)      5.4%
All Directors and Executive Officers as a Group (16
  persons)..................................................   5,034,524         22.9%

---------------------------

  *  Less than 1%

 (1) The named shareholders' business address is One Bala Plaza, Suite 100, Bala Cynwyd, PA 19004, except that the business address of: Federated Investors, Inc. is Federated Investors Tower, Pittsburgh, PA 15222-3779; Capital Research and Management Company and SMALLCAP World Fund, Inc. is 333 South Hope Street, Los Angeles, CA 90071; and FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

 (2) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, unless otherwise noted in the footnotes to this table.

 (3) Of these shares, 1,750,500 are owned jointly by Mr. Maguire and his wife Frances Maguire, as to which Mr. Maguire shares the voting and investment power with his wife; 254,266 shares are owned by The Maguire Foundation, of which Mr. Maguire is co-director with his wife; 46,500 shares are pledged to Mr. Maguire by his children, as to which Mr. Maguire has the voting power; and 200,000 are owned of record by his wife. Mr. Maguire disclaims beneficial ownership of the 200,000 shares owned of record by his wife.

 (4) Of these shares, 110,816 shares are owned by a trust for the benefit of Mr. James J. Maguire, Jr.; 378,364 shares are in trusts for the other children of Mr. James J. Maguire, of which Mr. James J. Maguire, Jr. is deemed to be beneficial owner of such shares because he has shared voting and investment power of such shares as co-trustee of these trusts; and 139,150 shares are subject to currently outstanding options exercisable on or before 60 days from March 31, 2003.

 (5) Record owner is P&E Limited Partnership, a family limited partnership of which Mr. Hertel and his wife are general partners. Mr. Hertel has shared voting and investment power with his wife with respect to these shares.

 (6) Shares beneficially owned include 13,000 shares subject to currently outstanding options exercisable on or before 60 days from March 31, 2003.

 (7) Shares beneficially owned include 2,500 shares subject to currently outstanding options exercisable on or before 60 days from March 31, 2003.

 (8) Of these shares, 99,816 shares are owned by a trust for the benefit of Mr. Christopher J. Maguire and 5,000 shares are subject to currently outstanding options exercisable on or before 60 days from March 31, 2003.

 (9) According to the Schedule 13G filed with the Company by FMR Corp., these shares were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with, or as a participant in, any transaction having such purposes or effect.

 (10) According to the Schedule 13G filed with the Company by Federated Investors, Inc., these shares were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with, or as a participant in, any transaction having such purposes or effect.

 (11) According to the Schedule 13G filed jointly by Capital Research and Management Company and SMALLCAP World Fund, Inc.: (a) Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 is deemed to be the beneficial owner of 1,205,000 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and (b) SMALLCAP World Fund, Inc., an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research and Management Company, is the beneficial owner of 1,185,000 shares.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, for the period January 1, 2002 through December 31, 2002, or its knowledge that no Forms 5 were required for certain reporting persons, the Company believes that all filing requirements applicable to its officers and directors were complied with, except for one late filing of a Form 3 in connection with an initial statement of beneficial ownership of securities for Mr. Eldridge and one late filing of a Form 3 in connection with an initial statement of beneficial ownership of securities for Mr. Christopher J. Maguire.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to compensation paid or accrued by the Company during each of the last three years to the Company's Chief Executive Officer, and each of the Company's other executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                    COMPENSATION AWARDS
                                                  ANNUAL            -------------------
                                               COMPENSATION            NO. OF SHARES
                                           --------------------         UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR   SALARY($)   BONUS($)         OPTIONS(#)        COMPENSATION($)
---------------------------         ----   ---------   --------     -------------------   ---------------
James J. Maguire, Chairman          2002    600,000         --                                359,648(2)(3)(5)
  of the Board                      2001    600,000    500,000(1)              --             144,969(2)(5)
                                    2000    813,750         --                 --             179,442(2)(5)

James J. Maguire, Jr.,              2002    324,399         --            125,000             224,137(2)(3)
  Director, President and           2001    275,000    100,000(1)          50,000               5,049(2)(3)
  Chief Executive Officer           2000    250,000     65,000(1)           5,000                 637(2)

Sean S. Sweeney, Director           2002    249,923         --             45,000              88,722(2)(3)(4)
  and Executive Vice                2001    230,000    100,000(1)         100,000              12,699(2)(3)
  President                         2000    220,000     32,500(1)          40,000               8,287(2)

P. Daniel Eldridge, President       2002    194,957         --             10,000               9,200(2)
  and Chief Executive Officer,      2001    183,750    100,000(1)          20,000              13,009(2)(3)
  Liberty American Insurance        2000    175,294     43,355(1)          25,000              13,136(2)(3)
  Group, Inc.

Craig P. Keller, Executive          2002    236,417         --             10,000              10,078(2)
  Vice President, Secretary,        2001    215,000     50,000(1)          37,500              13,888(2)(3)
  Treasurer, and Chief              2000    210,000     32,500(1)           5,000               8,758(2)
  Financial Officer

Christopher J. Maguire,             2002    231,737         --             70,000             284,685(2)(3)(4)
  Executive Vice President          2001    210,707     75,000(1)         100,000               4,835(2)(3)
                                    2000    203,112     32,500(1)          30,000                 425(2)

---------------------------
(1) Such bonus amounts were earned in the year indicated and paid in the subsequent year.

(2) Includes both matching and profit sharing contributions by the Company under its defined contribution plan, as well as premiums paid on term life insurance policies.

(3) Includes the discount from the fair market value of the Company's common stock purchased pursuant to the Company's Employee Stock Purchase Plan and Non-Qualified Employee Stock Purchase Plan.

(4) Includes $60,760 paid to the named person by the Company in connection with a mutually agreed termination of the rights of such person in connection with the unvested portion of such person's rights under the stock appreciation rights previously granted by the Company. The same amount will be paid in connection with such termination in each of the years 2003 through 2006.

(5) Pursuant to an agreement between the Company and a trust created by Mr. James J. Maguire and his wife, Frances M. Maguire, the trust has purchased a split-dollar life insurance policy on the joint lives of Mr. Maguire and his wife. Under the agreement, the Company has paid the premium on the policy and the trust is the beneficiary of the insurance policy. However, the Company has been granted a security interest in the death benefit of the policy equal to the sum of all premium payments made by the Company. The arrangement is designed so that if the assumptions made as to mortality experience, policy dividends and other factors are realized, the Company, upon the death of the survivor of Mr. Maguire and his wife or the surrender of the policy, will recover all of its insurance premium payments which do not include certain amounts paid to Mr. Maguire, as described below. The premium paid by the Company in

    2002, 2001 and 2000 pursuant to this arrangement was $338,174 each year. The amount in this column does not include such premium payment. However, the amount in this column includes the sum of each future years' present value of the imputed interest on such premium payment (adjusted for the cost of term insurance based upon the joint lives of Mr. Maguire and his wife). The interest amount calculated for 2002, 2001 and 2000 is $120,142, $129,572 and $163,041, respectively. Pursuant to the split dollar arrangement described above, Mr. Maguire received each year an amount equal to the portion of the annual premium due and payable on the life insurance policy which is not paid by the Company pursuant to the above described formula, but paid by Mr. Maguire. The amount reported in this column included said amount totaling $7,756, $7,747 and $7,756 in 2002, 2001 and 2000, respectively.

                              STOCK OPTION GRANTS

     The following table contains information concerning the grant of stock options during 2002 to the Company's Chief Executive Officer and each of the Company's other executive officers. There were no stock appreciation rights ("SARs") granted in 2002 to the named persons.

                             OPTION GRANTS IN 2002

                                              INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE VALUE
                            -----------------------------------------------------     AT ASSUMED ANNUAL RATES
                                             % OF TOTAL                                   OF STOCK PRICE
                            NO. OF SHARES     OPTIONS                                 APPRECIATION FOR OPTION
                             UNDERLYING      GRANTED TO    EXERCISE                           TERM($)
                               OPTIONS      EMPLOYEES IN     PRICE     EXPIRATION   ---------------------------
NAME                         GRANTED(1)         2002       ($/SHARE)      DATE           5%            10%
----                        -------------   ------------   ---------   ----------   ------------   ------------
James J. Maguire..........          --            --            --            --            --             --
James J. Maguire, Jr......      25,000           4.5%       $40.21       6/04/12       632,196      1,602,110
                               100,000          18.2%       $29.82      10/18/12     1,875,364      4,752,540
Sean S. Sweeney...........      35,000           6.4%       $38.48       1/22/12       846,995      2,146,452
                                10,000           1.8%       $40.21       6/04/12       252,897        640,844
P. Daniel Eldridge........      10,000           1.8%       $40.21       6/04/12       252,897        640,844
Craig P. Keller...........      10,000           1.8%       $40.21       6/04/12       252,897        640,844
Christopher J. Maguire....      35,000           6.4%       $38.48       1/22/12       846,995      2,146,452
                                10,000           1.8%       $40.21       6/04/12       252,897        640,844
                                25,000           4.5%       $29.82      10/18/12       468,841      1,188,135

---------------------------
(1) Options are exercisable after the fifth anniversary from date of grant.

                      STOCK OPTION EXERCISES AND HOLDINGS

     The following table sets forth information relating to the exercise of stock options and the number and value of options and SARs held at December 31, 2002 by the Company's Chief Executive Officer and by each of the Company's other executive officers. There were no stock appreciation rights ("SARS") exercised in 2002 or outstanding at December 31, 2002 for the named persons.

                  AGGREGATED OPTION/SAR EXERCISES IN 2002 AND
                     OPTION VALUES AT DECEMBER 31, 2002 (1)

                                                      NUMBER OF SECURITIES
                                                           UNDERLYING               VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                                           FISCAL YEAR                     FISCAL
                           SHARES        VALUE               END(#)                      YEAR END($)
                         ACQUIRED ON   REALIZED    ---------------------------   ---------------------------
                         EXERCISE(#)    ($)(2)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                         -----------   ---------   -----------   -------------   -----------   -------------
James J. Maguire               --             --          --             --              --             --
James J. Maguire, Jr(3)        --             --     139,150        255,000       3,632,432      3,243,435
Sean S. Sweeney(4)         50,000      1,621,907      13,000        127,000          72,800      1,419,010
P. Daniel Eldridge(5)          --             --          --         75,000              --      1,299,060
Craig P. Keller(6)             --             --       2,500         65,000          14,000        726,435
Christopher J.
  Maguire(7)                   --             --       5,000        150,000          28,000      1,545,060

---------------------------
(1) All share and per share amounts granted prior to November 1997 were restated to reflect a two-for-one split of the Company's common stock distributed in November 1997.

(2) An individual, upon exercise of an option, does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amount contained in the Value Realized column reflects the increase in the price of the Company's common stock from the option grant date to the option exercise date. No cash is realized until the shares received upon exercise of an option are sold.

(3) Exercise price of: $9.313 for 136,250 options; $8.500 for 2,900 options; $13.875 for 100,000 options; $22.813 for 5,000 options; $26.000 for 50,000 options; and $29.82 for 100,000 options.

(4) Exercise price of: $14.375 for 35,000 options; $22.813 for 5,000 options; $26.000 for 35,000 options; and $29.800 for 65,000 options.

(5) Exercise price of: $14.50 for 25,000 options; $14.375 for 25,000 options; $22.813 for 5,000 options; and $26.000 for 20,000 options.

(6) Exercise price of: $20.500 for 25,000 options; $22.813 for 5,000 options; $26.000 for 25,000 options; and $29.800 for 12,500 options.

(7) Exercise price of: $14.375 for 25,000 options; $22.813 for 5,000 options; $26.000 for 75,000 options; $29.80 for 25,000 options; and $29.82 for 25,000 options.

                             EMPLOYMENT AGREEMENTS

     Various subsidiaries of the Company entered into employment agreements with Messrs. James J. Maguire, James J. Maguire, Jr., Sean S. Sweeney, P. Daniel Eldridge, Craig P. Keller and Christopher J. Maguire effective as of June 1, 2002. Such employment agreements provide for base compensation, subject to periodic reviews and possible increases in the sole discretion of the employer. The base compensation amounts are as follows: Mr. James J. Maguire -- $600,000; Mr. James J. Maguire, Jr. -- $325,000; Mr. Sean S. Sweeney -- $250,000; Mr. P. Daniel Eldridge -- $195,000; Mr. Craig P. Keller -- $236,500; Mr. Christopher J. Maguire -- $231,825. The term of each agreement is five years, but in the event of a Hostile Change in Control (as that term is defined in the agreements) the term of the agreements is automatically extended for an additional three years. Under the agreements the employees are entitled to group health, disability, life insurance and pension benefits as are made available to employees of the Company generally. Each agreement is subject to termination by the employer for Cause (as that term is defined in the agreements) and is subject to termination by the employee for Good Reason (as that term is defined in the agreements). In the event that the employee is terminated without Cause and for reasons unrelated to the employee's disability or death, or resigns for Good Reason within twelve weeks of the occurrence of the event giving rise to Good Reason, the employee is entitled to receive his base compensation for the lesser of 36 months (48 months in the event of a Hostile Change in Control) or the remainder of the term of the employment agreement (but in no event for less than six months), paid in accordance with employer's regular payroll practices. The employment agreements also contain various provisions relating to confidentiality and restrictive covenants.

                             DIRECTORS COMPENSATION

     Non-employee directors receive annual compensation of $21,000, plus $1,500 for each Board meeting attended and $700 for each Committee meeting attended. Non-employee directors may designate a portion of their fees to be used for the purchase of shares of the Company's common stock under the terms of the Directors Stock Purchase Plan. Directors who are employees of the Company do not receive any additional compensation for serving as Directors or attending Board or Committee meetings.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Compensation Committee") of the Board of Directors is responsible for administering the compensation program for the Company's executives, including the executive officers named in the Summary Compensation Table. The Compensation Committee is composed exclusively of independent, non-employee directors who are not eligible to participate in any of the Company's executive compensation programs. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the Board of Directors.

     COMPENSATION PHILOSOPHY. The Company's executive compensation program is based upon a pay-for-performance philosophy. The Company is committed to a strong link between its business and strategic goals and its compensation program. The financial goals for certain elements of the compensation program are reviewed and approved by the Board in conjunction with its approval of the Company's strategic and operating plans.

     BASE SALARY. An executive's base salary is determined by an assessment of his or her sustained performance, experience, scope and job demands, as well as current salary levels at peer companies. While some of these companies are in the Nasdaq Insurance Stocks Index and some are not, they were generally selected for the peer group because they were considered comparable to the Company, either in terms of market capitalization or because they compete with, or are in lines of business related to, the Company's business.

     ANNUAL INCENTIVES. The Company utilizes cash bonuses as a principal method of tying compensation to performance. The cash bonus for the CEO, if any, is calculated based on an earnings per share formula. Other executive's cash bonuses also are based upon an earnings per share formula and, with respect to marketing executives, upon production and profitability goals. The Company believes that the cash bonus creates a direct link between the Company's profitability and the compensation of executives. Incentive compensation is also provided by the Stock Option Plan and the awarding of Stock Appreciation Rights.

     RATIONALE FOR CHIEF EXECUTIVE OFFICER COMPENSATION. In setting Mr. Maguire's 2002 base salary and bonus, the Compensation Committee considered, among other factors, compensation levels for chief executive officers of other peer specialty property and casualty insurance companies, Mr. Maguire's experience and knowledge of the industry and the favorable developments achieved by the Company in 2001 under Mr. Maguire's leadership. These developments included $30.6 million of net income, the reaffirmation of the A+ (Superior) rating from A.M. Best Company for the Company's insurance subsidiaries, the successful completion of a 3.6 million share common stock public offering providing $114.5 million in net proceeds, and the continued expansion of the Company's marketing efforts.

     On October 1, 2002 James J. Maguire, Jr. became the Company's Chief Executive Officer and Mr. James J. Maguire remained Chairman of the Board of Directors. Upon his appointment as Chief Executive Officer, Mr. Maguire, Jr.'s salary was increased from $316,250 to $350,000. This increase was based principally due to the significant additional duties Mr. Maguire, Jr. assumed upon his becoming Chief Executive Officer.

     POLICY ON DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits to $1.0 million the annual tax deduction for compensation paid to the Chief Executive Officer and any of the four highest paid other executive officers, unless certain requirements for performance-based compensation are met. The Compensation Committee considered these requirements and designed the Cash Bonus Plan of the Chief Executive Officer and the Stock Option Plan, accordingly. The Compensation Committee currently intends to continue to comply with the requirements of Section 162(m) but reserves the right to alter the Cash Bonus Plan and the Stock Option Plan if it believes that doing so would be in the best interests of the Company and its shareholders.

                                          J. Eustace Wolfington, Chairman
                                          Paul R. Hertel, Jr.
                                          Michael J. Morris

                            STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return on the Company's common stock with the cumulative total return of the NASDAQ Stock Market (U.S.) ("NASDAQ -- US") Index and the NASDAQ Insurance Stocks Index (SIC Codes 631 and 633) ("NASDAQ -- INS"). The comparison assumes $100 was invested on December 31, 1997 in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends monthly.

                               PERFORMANCE GRAPH

           --------------------------------------------------------------------------------------------------
                                         1997        1998        1999        2000        2001        2002
           --------------------------------------------------------------------------------------------------
            Company                     100.00      127.46       81.69      173.94      212.45      199.44
            Stock Index                 100.00      140.99      261.48      157.42      124.89       86.34
            Industry Group Index        100.00       89.09       69.10       86.78       93.02       93.75

                           INDEPENDENT AUDITORS FEES

     In addition to retaining PricewaterhouseCoopers LLP ("PWC") to audit the consolidated financial statements for 2002, the Company retained PWC to provide various other services in 2002, and expects to continue to do so in the future. The aggregate fees billed for professional services by PWC in 2002 for these various services were:

     - Audit Fees: $117,170 for services rendered for the annual audit of the Company's consolidated financial statements for 2002 and the quarterly reviews of the financial statements included in the Company's Forms 10-Q.

     - Financial Information Systems Design and Implementation Fees: None.

     - All Other Fees: $27,900, which consists primarily of fees for services rendered with respect to the Company's insurance subsidiaries actuarial certifications.

     The Audit Committee has considered whether the provision of other services by the Independent Auditors is compatible with maintaining its independence.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors (the "Audit Committee") is comprised of the four directors named below. Each member of the Audit Committee is an independent director, as defined under the listing standard Rule 4200(a)(14) of the National Association of Securities Dealers, Inc. through its Nasdaq Stock Market Inc. subsidiary. The Audit Committee has adopted a written charter which has been approved by the Board of Directors. The Audit Committee has reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements. PricewaterhouseCoopers LLP, the Company's independent auditors for 2002, are responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU section 380)). PricewaterhouseCoopers LLP has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed independence matters with PricewaterhouseCoopers LLP. The Audit Committee also considered whether PricewaterhouseCoopers LLP's provisions of non-audit services is compatible with PricewaterhouseCoopers LLP's independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for 2002.

     The foregoing report is provided by the following independent directors, who constitute the Audit Committee:

                                          Paul R. Hertel, Jr., Chairman
                                          William J. Henrich, Jr.
                                          J. Eustace Wolfington
                                          Michael J. Morris

2.  APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to the shareholders' approval, the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, which served as the Company's independent auditors for the year 2002, to serve as the Company's independent auditors for the year 2003. If the shareholders do not approve this appointment by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting, other independent auditors will be considered by the Board.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting and will have the opportunity to make a statement if the representative desires to do so. The representative is also expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                           PROPOSALS OF SHAREHOLDERS

     It is currently contemplated that the Company's 2004 Annual Meeting of Shareholders will be held on April 29, 2004. Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders in 2004 must be received by December 9, 2003 in order to be considered for inclusion in the Company's proxy statement and form of proxy related to that meeting. Shareholder proposals should be directed to the President of the Company at the address of the Company set forth on the first page of this proxy statement. A proposal that does not comply with the applicable requirements of Rule 14a-8 under the 1934 Act will not be included in the Company's proxy soliciting material for the 2004 Annual Meeting of Shareholders.

     A shareholder of the Company may wish to have a proposal presented at the 2004 Annual Meeting of Shareholders but not to have the proposal included in the Company's proxy statement and form of proxy relating to that meeting. If notice of any such proposal (addressed to the President of the Company at the address of the Company set forth on the first page of this proxy statement) is not received by the Company by February 22, 2004, 45 days before then such proposal shall be deemed "untimely" for purposes of Rule 14a-4(c) promulgated under the 1934 Act and, therefore, the individuals named in the proxies solicited on behalf of the Board of Directors of the Company for use at the Company's 2004 Annual Meeting of Shareholders will have the right to exercise discretionary voting authority as to that proposal.

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

                     PHILADELPHIA CONSOLIDATED HOLDING CORP.

The undersigned shareholder hereby appoints James J. Maguire, Jr. and Craig P. Keller, or either one of them, the proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of Philadelphia Consolidated Holding Corp. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 1, 2003 at 10:00 a.m. EDT and at any and all adjournments thereof, with all the powers the undersigned would possess if the undersigned were present.

The undersigned shareholder instructs the proxies to vote as specified on this proxy on the matters described in the Company's Proxy Statement dated April 7, 2003. Proxies will be voted as instructed.

IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE COMPANY'S NOMINEES AS DIRECTORS (INCLUDING THE ELECTION OF ANY PERSON TO THE BOARD OF DIRECTORS WHERE A NOMINEE NAMED IN THE PROXY STATEMENT IS UNABLE OR WILL NOT SERVE); AND FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.

By execution of this proxy, the undersigned shareholder confers upon the above-appointed proxies the discretionary authority to vote upon any other matters which may properly come before the meeting.

The undersigned acknowledges receipt of the Proxy Statement and Notice of said meeting, both dated April 7, 2003, and the Company's 2002 Annual Report to Shareholders.

                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                                                                           14475

                        ANNUAL MEETING OF SHAREHOLDERS OF

                     PHILADELPHIA CONSOLIDATED HOLDING CORP.

                                   MAY 1, 2003

                           Please date, sign and mail
                             your proxy card in the
                            envelope provided as soon
                                  as possible.

                Please detach and mail in the envelope provided.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS
                              AND "FOR" PROPOSAL 2.
        PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
          PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [x]


1.    Election of Directors.

                              NOMINEES
[ ] FOR ALL NOMINEES          O     Michael J. Cascio
                              O     Elizabeth H. Gemmill
[ ] WITHHOLD AUTHORITY        O     William J. Henrich, Jr.
    FOR ALL NOMINEES          O     Paul R. Hertel, Jr.
                              O     James J. Maguire
[ ] FOR ALL EXCEPT            O     James J. Maguire, Jr.
    (See instructions below)  O     Margaret M. Mattix
                              O     Maureen H. McCullough
                              O     Michael J. Morris
                              O     Sean S. Sweeney
                              O     J. Eustace Wolfington

INSTRUCTION:   To withhold authority to vote for any individual nominee(s), mark
               "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: 0

                                                   FOR    AGAINST     ABSTAIN
 2.   Approval of Appointment of Independent       [ ]      [ ]         [ ]
      Auditors: Appointment of
      PricewaterhouseCoopers LLP as independent
      auditors for the fiscal year ending
      December 31, 2003.

THE UNDERSIGNED HEREBY ACKNOWLEDGES THAT THIS PROXY SHALL BE VALID AND MAY BE VOTED WHETHER OR NOT THE SHAREHOLDER'S NAME IS SET FORTH BELOW OR A SEAL IS AFFIXED OR THE DESCRIPTION, AUTHORITY OR CAPACITY OF THE PERSON SIGNING IS GIVEN OR OTHER DEFECT OF SIGNATURE EXISTS.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [ ]

Signature of Shareholder                                    Date:
                         ----------------------------------       --------------

Signature of Shareholder                                    Date:
                         ----------------------------------       --------------

NOTE: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.